Exhibit 10.31

AMENDMENT TO THE

ROYAL CARIBBEAN CRUISES LTD. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WHEREAS, Royal Caribbean Cruises Ltd. (the “Company”) currently maintains the Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan (the “Plan”); and

WHEREAS, the Plan reserves to the Board of Directors (the “Board”) the authority to amend the Plan; and

WHEREAS, the Company has determined that it is desirable to amend the Plan to permit the Board to delegate authority to the Compensation Committee of the Board to either make Plan amendments that are required by law, or are administrative or immaterial in nature or to delegate such authority to the Administrative Committee of the Plan; and

WHEREAS, the Board has revised the Compensation Committee’s charter to authorize it to make such amendments or to delegate such responsibility; and

WHEREAS, the Compensation Committee has met and determined it appropriate to permit the Administrative Committee to make certain amendments.

NOW, THEREFORE, IT IS RESOLVED that, the Plan is hereby revised, effective December 12, 2006, in the following particulars:

1.	Section 1.2 is amended to read as follows:

1.2	Administrator or Plan Administrator means the Committee.

2.            The following Section 1.5 is added to Article 1 as follows, and subsequent sections shall be re-numbered accordingly:

1.5         Committee means the Administrative Committee appointed to administer the Plan pursuant to Article 6.

3.	Article 6 is amended to read as follows:

ARTICLE 6

ADMINISTRATION

6.1

Appointment of Committee The Plan will be administered by an Administrative Committee consisting of members from the human resources, legal, treasury, and audit departments appointed by the Company. Each member of the Committee may resign, or may be removed at any time by the Company, and, in the event of the removal, death or resignation of any member, the successor will be appointed by the Company. If a vacancy or vacancies occur on the Committee, the remaining member or members will act as the Committee until the Company fills such vacancy or vacancies.

6.2	Powers and Authority; Action Conclusive. Except as otherwise expressly provided in the Plan or by the Board:

6.2.1          The Committee will have all powers necessary or helpful for the carrying out of its responsibilities, and its decisions or actions, in good faith, in respect of any matter hereunder will be conclusive and binding upon all parties concerned.

6.2.2          The Committee may delegate to one or more of its members the right to act on its behalf in any one or more matters connected with the administration of the Plan.

6.2.3      Without limiting the generality of the foregoing, the Committee will have the power to make rules and regulations for the administration of the Plan which are not inconsistent with the terms and provisions of the Plan, to construe all terms, provisions, conditions and limitations of the Plan, and to determine all questions arising out of or in connection with the provisions of the Plan or its administration in any and all cases in which the Committee deems such a determination advisable. The Committee shall determine a Participant’s right to a benefit under the Plan. The foregoing list of powers is not intended to be either complete or exclusive, and the Committee will, in addition, have such powers as it may determine to be necessary for the performance of its duties under the Plan.

6.3

Records and Accounts. The Administrator shall maintain or shall cause to be maintained accurate and detailed records and accounts of Participants and of their rights under the Plan and of all investments, receipts, disbursements and other transactions.

6.4

Liability. Except as otherwise provided by law, no person who is a member of the Committee or who is an employee, officer and/or director of the Company, will incur any liability whatsoever on account of any matter connected with or related to the Plan or the administration of the Plan, unless such person has acted in bad faith, or has willfully neglected his duties, in respect of the Plan.

6.5

Quorum and Voting; Procedures. A majority of the members of the Committee at the time in office will constitute a quorum for the transaction of business. The Committee shall select from among its members a Chairman, and shall appoint (from its members or otherwise) a Secretary. The Committee may act by vote or consent of the majority of its members then in office (with or without a meeting) and may establish its own procedures. The Committee may authorize any one or more of its members or the Secretary of the Committee to sign and deliver any instrument, certificate or other paper or document on its behalf.

6.6

Subcommittees, Counsel and Agents The Committee may appoint from its members such subcommittees (of one or more such members), with such powers, as it shall determine. The Committee may employ an actuary, counsel (including legal counsel, who may be counsel for the Company) and agents and such clerical and other service providers as it may require in carrying out the provisions of the Plan, and may charge the fees, charges and costs resulting from such employment as an expense to the Plan; however, to the extent not paid for by the Plan, the Company may pay such expenses directly. Persons serving on the Committee or on any such subcommittee shall be entitled to act in accordance with the advice of legal or other counsel in carrying out these responsibilities under the Plan.

6.7

Reliance on Information The members of the Committee and the Company and its respective officers, directors and employees will be entitled to rely upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, trustee, insurance company, counsel, physician or other expert who is engaged by the Committee, the Company, and the members of the Committee, the Company and its respective officers, directors and employees will be fully protected in respect of any action taken or suffered by them in good faith in reliance thereon, and all action so taken or suffered shall be conclusive upon all persons affected thereby.

6.8

Genuineness of Documents The Committee and the Company and its respective officers, directors and employees will be entitled to rely upon any notice, request, consent, letter, telegram or other paper or document believed by them or any of them, in good faith, to be genuine and to have been signed or sent by the proper person.

6.9

Proper Proof In any case in which the Company is required under the Plan to take action upon the occurrence of any event, they will be under no obligation to take such action unless and until proper and satisfactory evidence of such occurrence has been received by them.

6.10	Payment of Expenses. All expenses incurred in the operation or administration of this Plan shall be paid by Company.
6.11

Substitute Payee. If a Participant or Beneficiary entitled to receive any benefits hereunder is in his minority, or is declared legally, physically, or mentally incapable of personally receiving and receipting any distribution, the Company may make distributions to a legally appointed guardian or to such other person or institution as, in the judgment of the Company, is then maintaining or has custody of the payee.

4.	Article 8 is amended to read as follows:

3

ARTICLE 8

AMENDMENT AND TERMINATION

8.1

Plan Amendment. The Plan may be amended or otherwise modified by the Board, in whole or in part, provided that no amendment or modification shall divest any Participant of any amount previously credited to his Account under Section 3.1 or of the amount and method of crediting earnings to such Account under Section 4.3 of the Plan as of the date of such amendment. The Board has delegated to the Compensation Committee of the Board the ability to amend the Plan. In addition, the Compensation Committee of the Board may delegate authority to the Committee to amend the Plan to make administrative or legally required changes; provided, however, that in no event shall any committee have the authority to amend the formula for calculating benefits under the Plan. Notwithstanding anything herein to the contrary, in no event shall any amendment be made in a manner that is inconsistent with the requirements under Section 409A of the Code.

8.2

Termination of the Plan. The Board reserves the right to terminate the Plan at any time in whole or in part. In the event of any such termination, subject to Code Section 409A, the Company shall pay a benefit to the Participant or the Beneficiary of any deceased Participant, in lieu of other benefits hereunder, equal to the value of the Participant’s Account in the form and at the benefit commencement date elected by the Participant pursuant to section 5.1 of the Plan. Earnings shall continue to be allocated under Section 4.3 of the Plan after the termination of the Plan until the Participant’s benefits have been paid in full notwithstanding the termination of the Plan. Notwithstanding anything herein to the contrary, in no event shall any termination be made in a manner that is inconsistent with the requirements under Section 409A of the Code, and in no event shall any committee have the authority to terminate the Plan.

IN WITNESS WHEREOF, this Amendment is being executed as of the 12th day of December, 2006.

ROYAL CARIBBEAN CRUISES LTD.

Attest:____/s/ Bradley Stein_____________	By:__Maria R. Del Busto___________
Bradley Stein	Maria R. Del Busto
Vice President, General Counsel/	Vice President and Chief Human
Secretary	Resources Officer

4